COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
IN DREYFUS PREMIER STATE MUNICIPAL BOND FUND, VIRGINIA
SERIES CLASS A SHARES AND THE LEHMAN BROTHERS MUNICIPAL
BOND INDEX

EXHIBIT A:                   DREYFUS
                             PREMIER
                              STATE
             LEHMAN         MUNICIPAL
            BROTHERS        BOND FUND,
 PERIOD    MUNICIPAL     VIRGINIA SERIES
          BOND INDEX *   (CLASS A SHARES)

 8/1/91         10,000              9,548
4/30/92         10,734             10,375
4/30/93         12,092             11,965
4/30/94         12,353             12,097
4/30/95         13,175             12,869
4/30/96         14,222             13,810
4/30/97         15,166             14,918

*Source: Lehman Brothers